Exhibit 99.02

SILICON IMAGE

Moderator: Bob Gargus

02-17-04/4:00 p.m. CT

Confirmation # 524165

SILICON IMAGE

Moderator: Bob Gargus
February 17, 2004
4:00 p.m. CT

Operator:  Good day, and welcome to today’s Silicon Image Fourth Quarter 2003 Earnings Release conference call.  Today’s program is being recorded.  At this time for opening remarks, I’d like to turn the conference over to Mr. Bob Gargus.  Please go ahead, sir.

Bob Gargus:  Good afternoon, and welcome to the Silicon Image Fourth Quarter Earnings teleconference.  I am Bob Gargus, Silicon Image’s Chief Financial Officer.  Here with me today is David Lee, Chief Executive Officer and Founder of Silicon Image and Steve Tirado, President.

During the call today, we will make comments regarding the future performance of the company.  These include comments concerning our expected operating results, product introduction, and standards, announcements, and adoptions.  We may also make comments regarding events that could potentially impact the company’s future.

Many factors taken individually or in combination could effect future business conditions and company results.  Those actual results may materially differ from what is described in these forward-looking comments.  I encourage you to familiarize yourself with our most recent 10-K and 10-Q reports, in particular the information under the caption factors affecting future results.  These reports describe relevant risk factors that could affect future outcome.

In addition, during the call today we might highlight other factors that could impact any projection or other forward-looking statement.  Unless otherwise stated, all amounts, results, and projections being discussed today are on a pro forma basis, which excludes stock compensation expense, patent defense costs, acquisition integration costs, restructuring costs, impairment costs, amortization of goodwill and intangible assets, in process R&D expenses, and gains on escrow settlement.

Reconciliation of pro forma amounts to GAAP amounts may be found in our fourth quarter earnings release available at www.siliconimage.com.  Just before I turn the call over to David Lee, our Chief Executive Officer, I want to point out that we have seven analysts covering the stock so that models may have some variability.  When we say street estimates, we mean the consensus of the analyst’s models and not necessarily what our guidance was.  With that, let me turn the call over to David.

David Lee:  Thank you, Bob.  As many of you know, we issued a press release this morning announcing the completion of the audit committee’s determination.  As I commented in the press release, we’re pleased that the examination is completed, and that there were no changes our previously announced results for the quarter ending September 30th, or any prior quarters.

The conclusions are covered in our filed third quarter 10-Q, and because of a pending litigation we will not comment further.  During the examination we have remained focused on running the business and providing our customers with a market leading solution.  I’m pleased to tell you about last quarter.  We’ll now focus today’s comments and responses to questions and answers to our fourth quarter results, and the first half outlook for 2004.

I’d now like to turn to a discussion of our results for the fourth quarter of 2003.  Silicon’s highlights include the following; first Silicon Image achieved record revenues of 30.3 million, and record pro forma net income of 2.3 million for the quarter.  Revenues for the year were under $3.5 million.

Second, the company experienced significant revenue growth for all three of its product segments, PC/display, consumer electronic, and storage, for the eight percent, 26 percent, and 35 percent growth respectively.

This contributed to overall quarter-to-quarter growth of 25 percent, and year-to-year growth of 27 percent.  New product orders increased over 25 percent sequentially, resulting in book to bill ratio of greater than 1.2.

Third, our storage business experienced their highest growth due to continued adoption of our Serial ATA controller, and RAID solution, and very strong sales for our fibre channel customers.  Fourth, HDMI adoption continued at a rapid pace in Q4 with the 12 new companies signing on as HDMI adopters, followed shortly thereafter by introduction of remote and 70 HDMI enabled consumer products at CES, for more than 10 companies.

Third, interest in our IP licensing program remains high for all three segments of our business.  As is evidenced by the recent announcement that Mediatek, the market leader for DVD player system on a chip solution, has licensed our PanelLink Cinema HDMI technology, and that Samsung has licensed our SATALink Serial ATA technology.

Licensing our standards based technology implementation helps grow these respective markets by speeding adoption and enabling second source IC suppliers.  Sixth, driven by our recently announced established PanelLink Cinema LLC subsidiary, our PanelLink Cinema Partners initiative is committed to establishing the standards and providing the technology and support to insure that digital devices are both HD ready, as well as content ready.  Beginning with HDMI and its associated content protection methodologies, PanelLink Cinema Partners will ultimately deliver a consumer friendly solution that enable content owners to securely transmit, store, and render reached digital content on all manner of display and rendering devices.

I’ll now turn the call over to Steve for an operational review of our quarter and future guidance.

Steve Tirado:  Thank you, David.  I’d like to start my section today with a company perspective that will give you better insight as to where Silicon Image is heading.  Silicon Image is very focused on executing on a strategy of leading the consumer electronics industry into definition, and implementation of a secure digital content delivery architecture that both meets consumer expectations for quality and functionality, while respecting the rights of content owners and distributors.

The consumer electronics show this year was a watershed year for Silicon Image as our HDMI HDTV branded solution from the PanelLink Cinema family of products were demonstrated on over 70 products at the show.  The rapid success we are having in the CE market demonstrates the importance of secure, all digital, high bandwidth solutions to allow access to premium digital content.

Earlier this year, we announced the formation of the PanelLink Cinema Partners program, or PLC Partners program for short.  The initial phase of the PLC Partners program is focused on providing a test specification, equipment, and facility for device manufacturers to test their HDCP, or high bandwidth digital content protection functionality, and interoperability of their product in conjunction with the HDMI interface.

HDMI certification does not include the testing of the functionality or interoperability of HDCP.  Due to our unique history as contributor to the HDCP specification, and founder and primary technology contributor to HDMI, Silicon Image is able to provide this valuable service to the industry.  Additionally it’s become clear to us that consumers need a simple and easy to understand means to identify which devices are ready to receive and play the most valuable digital content.  Content that is likely to require HDCP content protection in order to be viewed.

Since the HDMI interface does not require the use of HDCP, consumers will be comforted to know that devices bearing the PanelLink Cinema Partners logo will be ready and able to play the content that they most want to see.  As we look into the future, we believe the establishment of a secure digital link standard is a great first step in consumer’s access to premium digital content.  However, it is clear that there is a need for even more comprehensive solutions that allows for more than just point-to-point connections within your living room, but also includes the storage of premium digital content among a personal network of diverse yet interoperable devices owned by the consumer.

At the same time fair compensation to those stakeholders involved in creating and delivering the content is also necessary.  The rapid and nearly simultaneous adoption of the Serial ATA and HDMI interfaces, and the opportunity to define system architectures that take advantage of this transition to enable devices to securely and seamlessly store and distribute digital content, provide Silicon Image tremendous opportunities for new product development in markets where it has already established competence.

The growth in storage capacity and commensurate reduction in storage costs is a key requirement for consumers, and it is our intention to address their needs to store massive amounts of digital video, and in the future high definition content.  Secure content delivery and management grows much more complex in the face of such storage capacity, and Silicon Image is developing technology to address this need.  Silicon Image is also pursuing industry partnerships with the goal of bringing to market a solution that enables secure distribution, storage, and the rendering of premium digital content in a manner that strikes an appropriate balance between the rights and desires of both consumers and content owners.

We’ll be providing further updates on this effort in future discussions.  Let me now turn to the Q4 update.  I’ll start with a summary.

Silicon Image exited the quarter with strong design win momentum, reaching over 45 new platforms with particular strength in consumer electronics.  We had strong financials overall with revenue, profit, backlog, and book to bill reaching all time highs.  Gross margins improved four points to 56.3 percent.  Our expenses came in as projected at $14.9 million, and included a $1.1 million charge related to the audit committee examination.  We generated $9.1 million in cash, and continue to have strong licensing momentum, especially in the consumer electronic and storage market as evidenced by the recent Samsung and Mediatek announcements for Serial ATA and HDMI respectively.

Overall we had an excellent quarter, and we are projecting a six to nine percent revenue growth for Q1, and an estimated three cents to five cents pro forma earnings per share.

I’ll now give you a segment update, I’ll start with storage.  Business was up sharply in IC storage at 8.4 million, with sequential revenue growth of 35 percent.  Serial ATA shipments came in over 780,000 units, and brings our SATALink family of product to over a three million unit install base.  We are now going to production with several key customers with our four channel Silicon Image 3114 Host Controller, and RAID software solutions.  The recently announced RAID 5 capability in our software stack is expected to further solidify our position in the motherboard desktop and server markets.

Two gigabit fibre channel sales more than doubled during the quarter as several of our key OEMs have had increased strength in their businesses.  We also announced the key licensing win with Samsung for our proven SATALink cores in their next generation SATA disk controllers.  These cores support both Serial ATA I, and Serial ATA II three-gigabit performance levels, and are available in 0.18 and 0.13 micron.

Q1 is a seasonally weak quarter for storage, however we expect a five to 10 percent growth in Q1 for storage.  We turn to the personal computer display area.  Our PC business bottomed out in the second quarter of 2003, and the fourth quarter represents our second quarter of strong sequential growth.  PC business was up eight percent sequentially at nine million, we saw particular strength in the SXGA and UXGA LCD panel segment as the industry moves to larger, higher resolution displays.

Our new Silicon Image 1161 UXGA DVI receiver has gained several new designs that should go to production next quarter.  Dual link transmitter solutions capable of over 330 megahertz of bandwidth are becoming more popular quarter-to-quarter, and have improved our overall revenue and margin for host transmitters.  We also opened a DVI compliance test center to help foster better DVI interoperability in the marketplace.  We expect approximately five percent growth in the PC area in Q1.

Consumer electronics – Silicon Image’s consumer electronics business was 9.6 million, and up 26 percent over Q3.  As previously mentioned, more than 70 products showcased PanelLink Cinema at CES, including Panasonic, Pioneer, Samsung, Sharp, Thomson/RCA, and Onkyo.  We also announced our second generation HDMI solutions at the show.  This generation of products supports a higher bandwidth, high quality, 165 megahertz which allowed our customers support up to 1080p.  We also added DVD audio capability, which allows six digital channels at 96 kilohertz sampling rate.  We have also integrated two high-speed 165-megahertz channels into a single chip which allowed us to significantly improve the price performance of our TV side solution.

Consumers will be able to experience the best digital has to offer with our family of products.  We announced an important alliance with Monster Cable at the show to do retail promotions of HDMI starting in the spring of this year.  We have also begun new product explorations for their high end offerings.

The LCD TV segment was particularly strong for both our receivers and high quality de-interlacer, the Silicon Image 504.  We expect 12 to 20 percent growth in Q1 due to the strong adoption of PanelLink Cinema in what is again a seasonally weaker quarter.

On the licensing front, our licensing revenue came in at 2.9 million and was up 67 percent sequentially.  As previously mentioned, we signed several key deals for HDMI and Serial ATA cores.  I want to remind everyone that these deals represent complementary uses of our technology, and in no case enable direct competition to our products.  What our licensing deals do accomplish in addition to creating revenue and return on engineering investments for us in market segments we choose not to address ourselves, is the creation of complementary products that expand the markets for our products, and help to assure mutual compatibility.

We expect three to 3.3 million in revenue during Q1 as we continue to enable HDMI and Serial ATA solutions with select partners.

Overall, we are pleased with our quarter and yearly performance.  On the financial front we had record revenues, record profits, and record orders.  Visibility is solid at approximately 85 percent.  Gross margins improved, and are projected to improve further in the first quarter.  We are driving for stronger profitability quarter-to-quarter as each of our markets are entering periods of increased adoption of our technology.

I’ll now turn the call back to Bob for a review of our financials.

Bob Gargus:  Thank you, Steve.  Steve basically covered the product segment, but let me help everyone with the math.  The DVI PC business was 9.0 million, and increased eight percent from the third quarter.  The consumer electronics business was 9.6 million, and was up 26 percent from the third quarter.  The storage IC revenue was 8.4 million, and was up 35 percent from the third quarter.

The systems portion of our business was 0.4 million, and was up 0.1 million from last quarter.  Combined licensing and royalty revenues totaled 2.9 million, and were up 1.2 million from last quarter.  The annuity or reoccurring royalty portion of the licensing revenues was approximately 1.4 million.

From a channel perspective, the distributor portion of our business was 49 percent versus 41 percent last quarter.  I would like to remind everyone that we recognize distributor revenues on a sell through basis, lagged by one month.  By this we mean that the fourth quarter distribution revenues are the sell through numbers for the month of September, October, and November.  We would expect distributor revenues to be in the 45 to 48 percent range in the first quarter.

The product portion of our business grew 22 percent sequentially in the fourth quarter.  This growth was achieved despite an average one percent decline in our IC selling prices for the quarter.  From a customer concentration perspective, we had two customers and four distributors that exceeded the five percent threshold.  The customers were Samsung at eight percent, and Solectron at six percent.

The four distributors were World Peace at 17 percent, Microtek at 11 percent, Weiking at eight percent, and Inno Micro at six percent.

With that, let’s now turn to the earnings for the fourth quarter.  Net income, first the GAAP numbers.  The GAAP net loss for the quarter was 5.3 million.  This includes a stock based compensation charge of seven million, amortization of goodwill and intangibles of 0.4 million, and cash related patent defense costs of 0.2 million.  I refer the listener to our earnings press release, which includes a full reconciliation of the differences between the GAAP numbers, and the pro forma numbers we will discuss in this call.

The rules require that if we are going to give guidance for non-GAAP or pro forma numbers, that we must give guidance or explain why we can not give guidance for the GAAP equivalent.  Looking ahead, we may have three items of adjustments for the first quarter.  The first item is the amortization of intangibles.  Given the acquisition of TransWarp in Q2 of 2003, we will incur amortization charges of approximately 0.4 million this area.

The second item is stock based compensation.  This item has two components, a portion that relates to the re-pricing of stock options in 2000 and 2001, and that fluctuates with our stock price.  The second piece relates to pre-IPO grants and stock options assumed in connection with acquisitions and grants to non-employees.  As such there are several components of this item that can be positive or negative, and the charge is difficult to estimate.  We can say that the charge for the pre-IPO acquisition non-employee grant will be approximately 1.1 million for the first quarter.  The portion that varies with our stock price is not one that we can estimate.

The final item is the net gain associated with the legal settlement of the Genesis lawsuit.  This item is comprised of a one-time settlement fee, running royalties, the payment of legal bills on our balance sheet, and any additional legal fees incurred during the first quarter associated with this matter.  The timing of receiving cash is unknown and months away from final resolution in the courts.

For the remainder of my presentation, I will focus only on the pro forma financial statements that excludes these items consistent with the guidance that we gave at the start of the quarter.  The pro forma net income for the fourth quarter was a profit of 2.3 million.  This pro forma income is 2.7 million better than the third quarter actual pro forma results.  This is an improvement of 1.7 million from the year ago fourth.

The fourth quarter’s earning per share was three cents, and was a penny better than the street consensus despite the accrual of 1.1 million in expenses associated with the audit committee examination.  The operating results story comparing Q4 of 2003 to Q3 of 2003 is one revenue, product revenues improved $5 million, and licensing revenues improved 1.2 million.  The net impact on gross margins of these two items was four million favorable.

Two, gross margins.  Gross margins excluding licensing improved by 280 basis points while overall gross margins improved 380 basis points.  The 380 basis point improvement is at the high end of the 200 to 400 basis point improvement we projected despite licensing revenues being at the low end of our guidance.  The improvement in product gross margins came from the leverage of the higher volume, lower manufacturing costs, and product mix.  The net impact of this was a favorable 0.4 million which got added to the four million margin expansion from the volume and mix.

Third, operating expenses at 14.9 million were slightly higher than the street consensus of 14.7 million.  Within this we did accrue 1.1 million for the audit committee examination.  In total this was a 1.7 million increase from the third quarter.  The non examination related operating expenses came in lower than expected as hiring occurred slower than expected, and a couple of new product tape outs moved from Q4 into Q1.

The net result of these three items was an increase in operating results of 2.7 million on a 6.1 million increase in total revenues, or approximately 44 percent leverage per incremental dollar of revenue.  General business conditions continue to be strong during the fourth quarter.  We saw orders remain strong and backlog improve such that we have 85 percent visibility looking into the first quarter.  Book to bill was in excess of 1.2.

Gross margin guidance.  Looking at the first quarter, we would anticipate overall gross margins to improve 200 to 400 basis points from the fourth quarter.  This is the net result of improved manufacturing costs already in inventory, and a slight expansion in the licensing revenues to the $3.0 to $3.3 million level.

Total operating expenses at 14.9 million were 49 percent of revenue, and were up 1.7 million from the third quarter.  They were down as a percentage of revenue from 54.5 percent last quarter.  As stated earlier, the operating expenses included 1.1 million for the audit committee examination.

Looking forward, we have a number of new products that we’ll be taping out during the first quarter.  Seasonally related expenses such as employee benefits, and we are continuing to expand our workforce to open additional sales and support offices as well as hiring key development personnel for new products.  We are also projecting that an additional 0.8 million of audit committee examination costs will be incurred during the first quarter.  As a result, we see operating expenses increasing in the first quarter by one and a half to two million from the fourth quarter level.

Looking at R&D expenses we see that it was 9.3 million, or 30.5 percent of revenue for Q4.  The actual spending in dollars declined .3 million from the third quarter.  We expect R&D revenues to be approximately 10 and a half million in the first quarter.

SG&A spending was 5.6 million, and was 18.5 percent of revenue.  This is a 1.5 million increase from the third quarter level, and again includes 1.1 million from the audit committee examination cost.

Interest income was $75,000 for the fourth quarter, and we would expect this to be basically flat in the first quarter.

Taxes, after additional reviews with our tax consultants, we do not expect to have any tax expenses during 2004.  This is a change from the previous forecast of 15 percent.  I would remind everyone that this number could change if states, particularly California, were to suspend usage of NOLs for 2004.  For now California has not suspended NOLs for 2004, and this combined with several other factors contributes to our change in guidance in this area.

Now let’s turn to the balance sheet.  We ended the quarter with 37.3 million in cash, this was a $9.1 million increase from the 28.2 million balance at the end of the third quarter.  We have approximately 1.7 million in debt, and we ended the quarter with total assets of 87.7 million.  The improvement in our cash balance is also accompanied by a decrease in DSO, and an increase in inventory levels.  The DSO level decreased from 63 days last quarter to 38 days ending the fourth quarter.  Improved linearity of revenue shipments, improved collection, and a reduction in December versus September distributor shipments contributed to the decline in DSOs.

You recall from my earlier comments that we recognize sales distributors on a sell through basis lagged one month.  As a result, none of our December shipments to distributors is recognized in revenue, but it is in our accounts receivable balance.  Our December distributor shipments were around four million versus six million back in the month of September.  This creates a $2 million reduction in our accounts receivable balance, even though it’s not yet reflected in our revenue.

On the inventory front, we saw our inventories expand by 1.4 million as order patterns and general business conditions improve.  Inventory turns were flat at 5.1 turn.

Given the improved visibility, we would expect DSOs to be around 45 days, and inventory turns to be about 5.1 for the first quarter.  Depreciation and amortization for the fourth quarter was approximately 1.3 million.

Summary - to summarize the quarter’s performance, we can recap it in four points.  First total revenues grew 6.1 million.  This total - or this volume increase combined with manufacturing cost improvements, favorable product mix, and other variables resulted in gross margins expanding

4.4 million.  Revenues grew 25.4 percent sequentially, and 27.5 percent over the year ago quarter.

Our bookings and backlog remain strong, and we’re ending Q1 with approximately 85 percent visibility.  Third operating expenses were slightly over planned despite 1.1 million of expenses associated with the audit committee examination.  Overall earnings per share was three cents, and was a penny better than the street consensus of two cents for the third - for the quarter.

2004 guidance.  We expect Q1 and Q2 2004 revenue to grow.  Q1 we’re expecting to grow six to nine percent sequentially, the second quarter five to 10 percent.  I will also remind everyone that we have stated that our long-term goal is to achieve 18 to 20 percent pretax margins.  We will leave the rest of the model to the analysts to work out.

I will comment also that we do expect that the 18 to 20 percent overall profit margins are something that we can achieve within the next four to six quarters.

Before I open the call up to questions and answers, let me cover a couple of items.  First on the Genesis front.  We have been pleased with the court’s ruling to date, and that they have validated our position and Genesis has had to make payments in this court that we fully expect to receive eventually.  However, Genesis has appealed this matter, and it will take further time to be finalized.  In the interim, we have not been recognizing any revenues related to this matter.  We don’t believe there is any additional information to discuss on this matter, and we are leaving it to our counsel to resolve this matter while we focus on our business.

Second, on the recently completed audit committee examination.  The conclusions of the examination are described in our third quarter 10-Q.  Simply put, there is no change to our previously announced financial results for the quarter ending September 30th, 2003, or any prior period.  Because the announcement of the examination led to litigation that is not resolved, we are not going to provide any more detail or color than that already contained in the 10-Q and the press release.

With that, I’d like to open the call for questions and answers.

Operator:  Thank you.  At this time if you do have a question, please start by pressing star one on your touch-tone telephone.  We ask that if you are using a speakerphone to please pick up the handset so that your signal can reach our equipment.  Again that is star one for any questions at this time.  We’ll take our first question from Mark Grossman with Needham & Company.

Mark Grossman:  Great, thanks.  I wonder if you could talk about how big a piece of the consumer business right now is HDMI, and how you think that ramps up over the next year, how big a piece will it be a year from now.

Steve Tirado:  Hi, Mark, this is Steve.  The HDMI percentage of revenue certainly for 2003 was very low.  Several, you know, new models were announced at the CES show, and those will go into production in 2004.  I would still expect from a pure revenue standpoint that greater than 50 percent will still probably be DVI based platforms.

Mark Grossman:  OK, great.  And then historically you’ve talked about licensing being in the 10 to 15 percent range.  But with all these licensing deals for the different technologies, are you still expecting it’s going to remain in that range?  Or you think it could be higher over time?

Steve Tirado:  We’re still holding to our overall guidance of 10 to 15 percent.

Mark Grossman:  OK, great.  And here’s a technical one.  What’s a timeframe for re-listing the stock?

Bob Gargus:  So, Mark, this is Bob.  I think what you’re really asking is when does the E get removed?

Mark Grossman:  Right.

Bob Gargus:  OK.  So now that we’ve filed our 10-Q, and we’ve made other needed filings with the NASDAQ, the NASDAQ has to go through a formal process to confirm the removal of the E.  This involves effectively an internal meeting that they have to have.  We’re not privy to when the next scheduled meeting is supposed to take place, so we don’t have an exact timing.  All we know basically is that it should be a matter of weeks as opposed to months.

Mark Grossman:  OK, great.  And last one, on the storage side of the business.  Can you talk about what drove the strength in fibre channel?  Was that market share gains, or just talk about that a little bit?

Steve Tirado:  This was a series of net platforms just going into production.  And the strength actually was kind of even across all of our customers, they all had, you know, much better business in this last quarter.

Bob Gargus:  Mark, in addition you may remember that back in the third quarter call we mentioned that there was an (specialty) and inventory correction that went on with the fibre channel customers.  So our revenue actually dropped down from the second quarter levels, and we said at that time we expected it to rebound fairly strongly in the fourth quarter.

Mark Grossman:  OK, great, thanks a lot.

Operator:  Moving on to Michael Bertz with Morgan Keegan.

Michael Bertz:  Hi, guys.  I’ve just got a couple of quick questions for you.  First of all in the SG&A part of your expenses, backing out the audit fees for both the fourth quarter and of course here in March, you know, it looks like we’re around four and a half million or so.  Is that something that’s a pretty good base to work from going forward, besides adding any extra personnel there in administration?

Bob Gargus:  That’s - well - so let me backtrack.  We were 5.6 million in the fourth quarter, right.

Michael Bertz:  Right.

Bob Gargus:  And that had about 1.1, for the examination, which if you back out results is about four and a half.  I would say that we probably will have this ramp some, as we mentioned, because we are opening additional sales offices, like in Japan and Korea, and we do plan to beef up the field support organization.  And then hopefully as the top line expands we will pay additional commission, so I would probably expect it to kind of flatten out between that four and a half and five and a half over the next four to five quarters.

Michael Bertz:  OK, great.  I really meant that four and a half as a place to grow from, that’s ...

Male:  Yes, OK, that’s fine.

Michael Bertz:  ... that answers the question, that’s good.  Talking about, you know, clearly it looks like you guys are sort of bucking your normal seasonal trends here in March, pretty much in most of the product categories.  I guess I’m asking in particular about HDMI, and I guess we kind of addressed this a little bit before.  But do you expect to see more of a steady ramp of a lot of these designs going into production over the course of the year?  Or is this pretty heavily back end loaded for HDMI products in particular?

Steve Tirado:  Well certainly we will experience the extra growth that comes with the seasonal burst at the end of the year.  But the reason that we’re showing continued growth quarter-to-quarter in what is typically a seasonally down quarter is we are winning a lot of new platforms.  So there’s a lot of transition going on, or I should - not necessarily transition, but adoption of the digital - the HDMI digital interface, and that’s why you will see steady growth.  Certainly you’re seeing our projection for steady growth in Q1, we expect that to continue through the end of the year with of course an even stronger finish in Q3 and Q4.

Michael Bertz:  OK, great.  And then a question on the storage side, I guess two things in particular, you did see a bit of an uptick in the storage subsystem business.  Is that something you expect to continue or will it decline in March?

Bob Gargus:  We’ve been saying that we are going to phase out of this part of the business for several quarters.  We also received in the fourth quarter a last time buy request from a customer, so we expect to probably continue to have a little bit of revenue there in the first and second quarter.  And then we really truly expect to be out of the systems business after that.

Michael Bertz:  OK, fair enough.  And then for the storage IC business, can you give me sort of quantitative data about the split between fibre channel and Serial ATA?

Steve Tirado:  We normally don’t break that out.

Michael Bertz:  OK.  All right, well I can do some math, and maybe back into that.

Bob Gargus:  Remember there’s three components in the storage IC business, there’s some legacy parallel ATA and USB stuff, then there’s Serial ATA, and last there is the fibre channel stuff.  I guess what I would tell you is that the Serial ATA piece is maybe a little less than half, and then we’ll kind of let you fill in the rest of the gaps.

Michael Bertz:  OK.  That helps, fair enough.  And I guess the last thing, you know, we’ve talked - you gave some guidance for some further gross margin expansion, and I guess I’m looking at this kind of, you know, four quarters down the road here.  As licensing, you know, certainly increases, maybe not necessarily as a bulk percentage of revenue, but as the revenue from it continues to increase and, you know, of course get more volume, is this something that we could see reaching into the 60 percent range, you know, 60 - low to mid 60 percent range?

Bob Gargus:  No, I’d have to answer that in two parts.  The first part is, if I could, would be to focus on product only gross margins for a minute.  I would expect these to kind of bounce around the level that we’re currently at, give or take two or three points let’s say depending on product mix and increased competition.  Then in terms of getting the 60 percent or above, that would all be a function of the amount of licensing revenue we have in any given quarter.

We’ve talked before about the fact that the licensing revenue could be lumpy.  So it is possible that we could have a quarter like we did in the third quarter where the number was small, in which case obviously then the average gross margin would go down, or we could have one that was particularly fat, in which case the gross margins could get into the 60 percent range.

Michael Bertz:  OK, terrific.  Thanks guys.

Operator:  And as a reminder, that is star one for any questions at this time.  We’ll move next to Tristan Gerra with Schwab Soundview.

Tristan Gerra:  Good afternoon.  We’re seeing the first true HDTV DVD players coming out in the market in the second half of this year.  Those seem to be based on Windows Media Nine technology.  And they seem to feature analog output, and the higher resolution output is basically using DVI HDCP.

I guess the question is going forward as we see more of those high definition DVD players on the market, should we assume that the digital output is going to be basically a feature of all of those true high resolution DVDs?  Or could we see a mix of analog and digital output?  I’m just trying to see how much high resolution actually require the user of DVI or HDMI as opposed to just an additional feature of the DVD player.

Steve Tirado:  You know, some of the decisions have yet to be made regarding the fate of analog long-term.  One thing that is clear is that digital outputs are required certainly from the standpoint of or the perspective of the studios.  It’s in the FCC mandate that you use HDMI with HDCP and DVI with HDCP.  Are you going to see analog outputs on those devices?  My guess is you probably will continue to see that.  The question still remains, what will you see?  Will it be down resolution, or will in some cases it not be available?

Now one of the things that we’re excited about is, you know, we announced the Mediatek deal, and they have said in the release that they’re expecting to get about 15 million players out there by the end of 2005.  We think this is going to really drive the digital output very strongly in the source side of the market.

Tristan Gerra:  Great, thank you.

Operator:  Moving on to Karl Motey with Wachovia.

Jason Catralls:  Hi, this is Jason Catralls for Karl Motey.  Couple of quick questions.  You provided some guidance for the March and June quarters.  What is your typical seasonality you normally see in March and June?

Bob Gargus:  Jason, we don’t really have a typical seasonal pattern.  We can talk about ...

Jason Catralls:  OK.

Bob Gargus:  ... the industry patterns, but because we’re tied to the adoption curves for emerging technologies, I don’t know that there is a ...

Jason Catralls:  That’s really applicable.

Bob Gargus:  Correct.

Jason Catralls:  And if you were to - and you - and when you say the industry specific patterns, those were what you referenced during your product discussion earlier.

Bob Gargus:  Yes, that’s right.  I mean typically, the PC and CE and the storage markets tend to be down somewhat in the early quarters.

Jason Catralls:  OK.

Bob Gargus:  And that’s what I was referring to.

Jason Catralls:  Got it.  And in HDMIs, could you possibly estimate, you know, your percent of design wins versus total design wins in the HDMI market?

Steve Tirado:  Well right now I’m only aware of Silicon Image solutions in the marketplace.  So ...

Jason Catralls:  OK.

Steve Tirado:  ...  we are potentially all of them.

Jason Catralls:  That makes it pretty easy.  All right then, thank you very much.

Operator:  And a final reminder, that is star one for any questions at this time.  And it appears that there are no further questions at this time.

Bob Gargus:  OK, well in closing on behalf on David, Steve, and myself I’d like to thank everyone for their participation in the call today.  And we look forward to speaking with you again next quarter.  Thank you.

Operator:  That concludes today’s conference call.  Have a good day.

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